Exhibit 10.12

API SUPPLY AND DEVELOPMENT AGREEMENT (TONIX)

This API Supply and Development Agreement (“Agreement”) is entered into as of April 7, 2011 (“Effective Date”) by JFC Technologies, Inc., with offices at 100 West Main Street, Bound Brook, New Jersey 08805 referred to (as “Supplier”) and Tonix Pharmaceuticals, Inc., a Delaware corporation with offices at 509 Madison Avenue, Suite 306, New York, New York 10022 (“Tonix”).

Supplier has the capabilities to develop and manufacture certain active pharmaceutical ingredients, and has expertise in manufacturing such materials on commercial scale.  Tonix has proprietary rights in pharmaceutical products containing the active pharmaceutical ingredient, isometheptene mucate (the “API”), and Tonix desires to retain Supplier to manufacture and supply the API for use by Tonix in connection with the manufacture, sale, and distribution of pharmaceutical products, including pharmaceutical products comprised of the API, caffeine and acetaminophen (“ICA”).

Supplier and Tonix hereby agree as follows:

1. Definitions.

The capitalized terms used in this Agreement have the following meanings:

“Affiliate” means any person or legal entity controlling, controlled by or under common control with a Party and shall include any corporation fifty percent (50%) or more of the voting power of which (or other comparable ownership interest for an entity other than a corporation) is owned, directly or indirectly, by a Party hereto or any corporation, person or entity that owns fifty percent (50%) or more of such voting power of a Party hereto.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Applicable Laws” means (a) any federal, state and local laws, rules, guidelines, regulations, approvals, and standards of the FDA and other applicable regulatory authorities that apply to the Manufacture of active pharmaceutical ingredient or the facilities at which such Manufacture is performed, including the U.S. Food, Drug and Cosmetic Act, as amended (the “Act”), and all regulations, rules and guidelines promulgated thereunder, and (b) applicable current good manufacturing practices (“cGMP”), in effect at the particular time, issued or required by the FDA and other applicable regulatory authorities.

“DMF” has the meaning set forth in Section 6(f) below.

“Effective Date” has the meaning in the first paragraph of this Agreement.

“Facility” shall mean the Supplier’s manufacturing facility located at Bound Brook, NJ.

“FDA” means the United States Food and Drug Administration and any successor agency.

“Intellectual Property Rights” means all patents, patent applications, trademarks, trade secrets and any other intellectual property rights.

“Know-How” means all inventions, discoveries, practices, methods, knowledge, know-how, trade secrets, processes, formulas, assays, skills, experience, techniques and results of experimentation and testing, copyrights, trademarks, designs, concepts, technical information and data, manuals, standard operating procedures, instructions, specifications, software and algorithms, marketing, pricing, distribution, costs and sales data (whether patentable or otherwise).

“Krele” means Krele, LLC, an Affiliate of Tonix.

“Krele Supply Agreement” means a Supply Agreement, dated the Effective Date, by and between Krele and Supplier for the supply of API for use in ICA other than NDA Approved ICA.

“Manufacture” and “Manufacturing” and other forms of such words refer to the manufacturing, processing, handling, packaging, storage, disposal and quality control testing (including in-process, release and stability testing) of the API and the raw materials and components used in connection therewith.

“NDA” means a new drug application for ICA filed with the FDA.

“NDA Approved ICA” means ICA that is subject to an approved NDA by the FDA.

“Net Sales” means the gross amounts invoiced and received by Tonix or its Affiliates for the sale of NDA Approved ICA incorporating API to Third Parties, less the following deductions: (a) reasonable trade, quantity, and cash discounts; (b) refunds, rebates, retroactive price adjustments, chargebacks and any other similar and customary allowances; (c) taxes, duties, tariffs custom charges and other governmental charges imposed on the sale, delivery or use of ICA; (d) fees or commissions paid or allowed to brokers, distributors, dealers, sales representatives and agents; and (e) freight, insurance, customs and other similar charges or fees related to the shipping or handling of ICA; provided, that Net Sales shall only be calculated on NDA Approved ICA that incorporates API that was purchased from Supplier or that was purchased from a Third Party that sublicenses Supplier’s Intellectual Property Rights pursuant to Section 2(b)(iii) below.

“Party” means Tonix or Supplier; and “Parties” means collectively, Tonix and Supplier.

“Purchase Order” has the meaning set forth in Section 3(b) below.

“Specifications” means the specifications contained in Appendix B and supplied by Tonix for API from time to time, including labeling and packaging specifications, minimum shelf life, and such additional specifications as may be indicated by Applicable Law.

“Supplier” has the meaning set forth in the first paragraph of this Agreement.

“Third Party” means any person other Supplier, Tonix or their Affiliates.

“Tonix” has the meaning set forth in the first paragraph of this Agreement.

2. Development; Intellectual Property Rights.

(a) Development Work.  In connection with the Manufacture of API, and the approval of an NDA for the ICA, Tonix may perform some development work with respect to the API, at Tonix’s discretion and expense, including polymorph and isomer analysis and such other work as Tonix shall determine in its sole discretion.  In connection with such development work, Supplier shall supply Tonix with at least 100 grams of API, at no cost.  All data resulting from the development work performed by Tonix shall be owned by Tonix; provided, that Tonix shall grant Supplier a royalty free license to use such data solely for the purpose of Manufacturing API for Tonix and its Affiliates and for third party companies that use the API for products that contain dichloralphenazone or dipyrone sodium.

(b) Intellectual Property.

(i) Each Party shall retain ownership rights in all Know-How and Intellectual Property Rights owned or controlled by it as of the Effective Date that relates to the API or ICA, in the case of Tonix.  Each Party shall retain ownership rights in all Know-How and Intellectual Property related to the API or ICA, in the case of Tonix, solely acquired or solely conceived, generated, reduced to practice or otherwise made by one or more employees of such Party (or their Affiliates or subcontractors) during the term of this Agreement, including any Know-How conceived or reduced to practice in the course of performing development work or the Manufacture of API hereunder.  Know-How that is first conceived, generated, reduced to practice or otherwise made jointly by one or more employees of each Party (or their Affiliates or subcontractors), and all Intellectual Property Rights that cover such joint Know-How shall be jointly owned by the Parties and each Party shall retain an undivided one-half interest therein.  Each Party shall exercise its ownership rights in and to such jointly-owned Know-How and Intellectual Property Rights for any use, including the right to license and sublicense or otherwise to exploit, transfer or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party, but subject to the license grants and covenants hereunder, including any  exclusive rights hereunder.

(ii) During the term hereof, each Party grants the other Party and its Affiliates a non-exclusive, royalty-free license under its Know-How and Intellectual Property Rights that relate to API solely to perform the work and activities contemplated by this Agreement.

(iii)  In addition, in consideration of the royalty set forth in Section 5(b) below, Supplier hereby grants Tonix and its Affiliates an exclusive, royalty-bearing, perpetual license, with the right to sublicense, under all Know-How and Intellectual Property rights owned or controlled by Supplier or its Affiliates that relate to API to develop, make, have made, use, import, export, offer for sale and sell ICA, including NDA Approved ICA.

3. Commercial Supply.

(a) Manufacture and Purchase.

(i) Subject to the terms and conditions of this Agreement and the Krele Supply Agreement, Supplier shall Manufacture and supply the API exclusively to Tonix, Krele, their Affiliates and their contract manufacturers for use in ICA, and Tonix shall purchase the API for use in ICA exclusively from Supplier, in such quantities as Tonix may order from time to time.  Tonix shall use API exclusively in ICA or products that use API alone for use in headache treatment or pain management.

(ii) Supplier shall not provide API to any Third Party (other than a Third Party manufacturing pharmaceutical products on Tonix’s behalf as expressly instructed by Tonix) for use in ICA, and before supplying API to any Third Party, Supplier shall confirm in writing or in e-mail that the Third Party will not use the API in ICA.

(iii) Tonix shall be under no obligation to purchase API hereunder if Tonix does not receive, for any reason, an NDA or other desired regulatory approvals for ICA, nor shall Tonix be under any obligation to purchase any minimum quantity of API.

(iv)  Supplier shall Manufacture all API in accordance with all Applicable Laws.

(v) Unless otherwise agreed by Tonix in writing, Supplier shall Manufacture all API from the Facility.

(vi) Supplier warrants, covenants and agrees with Tonix that, at all times, Supplier will ensure that its manufacturing capacity shall be adequate to meet Tonix’s forecasts.  Supplier acknowledges that it is critical that Tonix and its Affiliates be ensured of a continuous supply of API.  Accordingly, nothing herein shall restrict Tonix from identifying, establishing and validating alternative second source manufacturers of API.  Notwithstanding anything to the contrary contained herein, if at any time Supplier is in breach of this Agreement or is unable to meet Tonix’s demand for API, Tonix may purchase API from one or more alternative sources.

(b) Delivery.  Supplier shall ship the API ex Works to Tonix (or Tonix’s Third Party manufacturer), in accordance with Incoterms 2000 and the shipping instructions on Tonix’s Purchase Order.  With each shipment, Supplier shall include:  (i) the API Safety Data Sheet for the API, (ii) the Certificate of Analysis (certifying conformity with the Specifications and that the API has passed the appropriate in-process, release and stability testing), (iii) a bill of lading, and (iv) if requested by Tonix, other records confirming that the API supplied were Manufactured in accordance with the Specifications and cGMPs, and meet all requirements for Manufacture, importation, sale and distribution under Applicable Laws.

(c) Shipments.                      Each Purchase Order shipped shall be filled with API from the same manufacturing lot (to the extent possible), and all paperwork and containers delivered and shipped by Supplier to Tonix shall specify the Purchase Order number, stock number and lot number. Upon delivery to Tonix (or Tonix’s Third Party manufacturer), API shall be free and clear of any liens or encumbrances.

(d) Allocation of Limited Resources.  Without excusing any of Supplier’s obligations or limiting any rights Tonix may have under this Agreement, if Supplier is unable to meet the demands of its customers for API and must allocate available resources for supply of API among its customers, Supplier shall allocate such resources proportional to the annual sales volumes.

4. Forecasts; Purchase Orders.

(a) Forecast.  Tonix will provide to Supplier by the end of each calendar quarter a non-binding written forecast of its estimated quarterly requirements for API for the following twelve months.

(b) Purchase Orders.  Tonix shall, from time to time, submit to Supplier firm purchase orders for API (each a “Purchase Order”). Each Purchase Order shall set forth the quantities of API to be purchased, the delivery dates and shipping instructions.  Supplier shall ship the full amount of each order within the shipment date(s) so requested.   Each Purchase Order shall allow at least 45 days for delivery unless otherwise agreed to by the Parties.  Each Purchase Order issued hereunder shall be governed by the terms of this Agreement, and none of the terms or conditions of Supplier’s or Tonix’s forms shall be applicable, except those specifying quantity ordered, delivery dates, special supply and packing instructions, and invoice information.

5. Price and Payment.

(a) API Price; Payment. The purchase price for the API shall be set forth in Appendix A.   Tonix shall pay Supplier the purchase price for the API with terms of net 30 days from the shipment of API to the facility specified by Tonix.  Supplier shall deliver an invoice to Tonix for each API shipment upon Supplier’s shipment of API

(b) Royalties. In consideration of Supplier’s license to Know-How and Intellectual Property Rights related to API, Tonix shall pay Supplier royalties on the Net Sales of ICA as provided on Appendix C.

                                     (c)     To the extent that USP establishes a monograph for the API that is based on the Specifications, Tonix shall pay a one time payment of $25,000.

6. Non-Conforming API. Tonix shall notify Supplier of any shortage, damage or non-conformity with the Specifications within forty five days after receipt of API, or if Tonix (or Tonix’s Third Party manufacturer) discovers shortage, damage, or non-conformity or other hidden defects not reasonably detectable at delivery by visual inspection, and informs Supplier promptly after discovery, Supplier shall, at Tonix’s election, either replace the API or credit or refund the amount billed and/or paid by Tonix for the API, including shipping costs.

7. Quality Control and Regulatory Matters.

(a) Facility Compliance, Permits, Licenses and Related Matters.  At all times during the term hereof, Supplier shall ensure that its facilities for the Manufacture of API are FDA approved and are in compliance with all Applicable Laws, including without limitation, cGMP, and with the provisions of this Agreement.  Supplier shall be responsible for, and bear the costs of, filing for all permits, establishment and facility licenses required by regulatory authorities, including the FDA.  Written evidence, satisfactory to Tonix, of inspection and approval of Supplier and its facilities by the FDA and other applicable regulatory authorities shall be a condition to Tonix’s obligations under this Agreement.  Supplier shall be responsible under this Agreement for all costs and expenses related to its compliance with Applicable Laws.

(b) Quality Control Program. Supplier shall maintain a quality control program consistent with Applicable Law as required by the relevant regulatory authorities, which program, as amended or supplemented, Supplier shall describe to Tonix in writing from time to time, and no more than once a year, except that Supplier shall describe any material changes to the program in advance of the change.  At Tonix’s request, the Parties shall negotiate and execute a quality agreement.

(c)  Approval for Manufacturing Changes.  Supplier shall ensure that no change is made to the materials, equipment or methods of production or testing used in the Manufacture of API to be supplied to Tonix (including changes therein that would require changes to any regulatory approvals), without Tonix’s prior written approval.

(d) Production Samples, Sample Retention and Stability Work.  Supplier shall properly store and retain appropriate and adequate samples (identified by batch number) of API and all critical raw materials in conditions and for times consistent with Applicable Law.  Supplier shall provide Tonix with such reasonable (as determined by standard commercial practice in the industry) quantities of production samples of API Manufactured by Supplier, as are required for the purposes of securing regulatory approvals and ensuring compliance with Applicable Law.

(e) Batch Failure.  Supplier agrees to notify Tonix as soon as reasonably possible, but in any event within seven (7) business days of discovery, of any batch failure that could result in Supplier’s inability to meet Tonix’s requested delivery dates, or of learning of any failure of any batch of API Manufactured for delivery to Tonix to meet standards set forth in the Specifications.

(f) Recordkeeping and Review.  Supplier shall retain complete records documenting performance under this Agreement, including batch records and other manufacturing reports necessary for the approval of Supplier as a supplier of API under any and all applicable regulatory requirements.  Supplier shall make all such information records, and reports, including the raw data, available at the Facility for review and audit by Tonix.  Tonix shall have the right to conduct reviews and audits, once each calendar year, or more frequently if reasonably necessary, of facilities and equipment used in the Manufacture of API at a reasonable agreed time.

(g) Inspections and Communications by Regulatory Authorities.  Within five (5) working days of receipt, Supplier shall deliver to Tonix all notices of violation or deficiency letters, reports, data, information and correspondence received by the Supplier or an Affiliate from the FDA and other regulatory authorities with respect to the API and any Manufacturing issues relating thereto, as well as any written response information, data or correspondence delivered by such person to the regulatory authorities with respect to the API.  Further, Supplier shall cooperate with Tonix in any response it may make to the regulatory authorities.

(h) Drug Master Files.  Supplier shall submit all necessary information relating to the Manufacture of the API (including, without limitation, container and closure descriptions and sampling plans) to the FDA and any other applicable regulatory authorities in drug master files (“DMF(s)”) prepared by Supplier.  In respect to such DMFs: (i) the contents and format shall comply with applicable FDA or other regulatory requirements, including 21 C.F.R. 314.420; (ii) Supplier shall maintain such DMFs in a current status at all times, and Tonix shall be informed of the making of any changes to the DMFs in accordance with Applicable Law; (iii) Supplier shall authorize Tonix and its Affiliates to cross reference any information contained in such DMFs in connection with Tonix’s submittal for regulatory approvals, including amendments or supplements thereto for use with ICA manufactured by Tonix or its Affiliates; and (iv) letters authorizing Tonix and its Affiliates to cross-reference the DMFs will be submitted to the FDA and any other applicable regulatory authorities on behalf of Tonix and its Affiliates by Supplier.  JFC shall execute the above actions related to the DMF for a fee of $40,000, payable upon the FDA’s acceptance and listing of the DMF.

8. Warranties.

(a) Product Warranty. Supplier warrants to Tonix that, at the time of delivery of each shipment of API, the API shall (i) have been Manufactured in accordance with Applicable Law, including cGMP, (ii) comply with the Specifications, (iii) not be adulterated or misbranded under the Act, (iv) be in good, useable and merchantable condition, and (v) not infringe any United States or foregoing patents or any other intellectual property rights.  Supplier also represents and warrants to Tonix for itself and its Affiliates and its and their employees, officers, directors, agents, representatives and owners (collectively, “Related Persons”) that Supplier and Related Persons shall at all times during the term of this Agreement remain properly qualified under and in compliance with all Applicable Laws.

(b) Mutual Representations and Warranties.  Each Party represents and warrants to the other that: (i) this Agreement has been duly authorized, executed and delivered by it and is a valid, binding, and legally enforceable obligation of it, subject to applicable bankruptcy, insolvency, moratorium and other laws now or hereafter in effect affecting the rights of creditors generally and subject (as to the enforcement of remedies) to equitable principles; (ii) it is not engaged in any litigation or arbitration, or in any dispute or controversy reasonably likely to lead to litigation, arbitration or other proceeding, which would materially affect the validity of this Agreement or such Party’s ability to fulfill its respective obligations under this Agreement; (iii) the execution, delivery and performance of this Agreement will not result in a breach or violation of, or constitute a default under, any statute, regulation or other law or agreement or instrument to which it is a party or by which it is bound, its corporate charter documents or any order, rule or regulation of any court or governmental agency or body having jurisdiction of it or any of its properties; and (iv) no consent, approval, authorization or order of any court or governmental agency or body is required for the consummation by it of the transactions contemplated by this Agreement.

9. Indemnification; Insurance.

(a) Indemnification. Supplier shall indemnify, defend and hold Tonix and its Related Persons harmless from and against all claims, demands, actions, suits, liabilities, damages, losses and expenses (including reasonable attorneys’ fees and litigation costs) (“Claims”) brought against Tonix or its Related Persons arising out of: (i) Supplier’s performance of its activities hereunder, including any patent infringement or product liability claims; (ii) Supplier’s breach of this Agreement; or (iii) Supplier’s breach of any representations, warranties or covenants hereunder; in each case except to the extent that such Claims occur as a result of Tonix’s gross negligence or willful misconduct. Tonix shall notify Supplier within a reasonable time in writing of any action, claim or liability in respect of which it intends to make a claim, however, the failure to give timely notice will not release Supplier from liability, except to the extent it is actually prejudiced thereby.  Supplier shall have the right, at its cost, to assume the defense of any such Third Party action or claim with counsel reasonably satisfactory to Tonix.

(b) Insurance.  Supplier represents and warrants to Tonix that it is currently insured and covenants that at all times during the term of this Agreement it will maintain a commercial general liability insurance policy which: (a) is sufficient to adequately protect against the risks associated with its ongoing business, including the risks which might possibly arise in connection with the transactions contemplated by this Agreement, with limits of at least of $1,000,000 per occurrence and $5,000,000 in the aggregate; and (b) provides that it cannot be terminated or cancelled without giving Tonix 30 days written notice.  Supplier shall continue to maintain such insurance during the term of this Agreement and thereafter, until a commercially reasonable time after Tonix has ceased to market any Products.

10. Term; Termination.

(a)           Term.  This Agreement is effective as of the Effective Date and shall continue in effect for the longer of (i) ten years from the first commercial sale of NDA Approved ICA, and (ii) the last to expire patent owned or controlled by Supplier that covers the API, its composition, method of manufacture or use, and shall be automatically renewed for additional two year terms unless either Party provides the other Party with not less than one year’s prior written notice of its intent not to renew.  In addition, Tonix may terminate this Agreement at any time by providing Supplier with at least one year’s prior written notice; provided, that if Tonix terminates the Agreement without cause, Tonix shall continue to pay the royalty set forth in Section 5(b) until the earlier of: (A) seven years following termination, or (B) Supplier’s first sale of an isometheptene mucate product that does not contain dichloralphenazone to a Third Party.

(b) Termination for Default.  The material failure by one Party to comply with any of its respective obligations in this Agreement (“Default”), including without limitation, a failure by Supplier to meet forecasted demand with compliant API, and shall entitle the other Party to give the defaulting Party written notice and opportunity to cure the Default.  If such Default is not remedied within 60 days after receipt of such notice, the notifying Party shall be entitled, without prejudice to any other rights under this Agreement, to terminate this Agreement.  This termination right shall not be affected in any way by a Party’s waiver of or failure to take action with respect to any previous Default.  In the event of termination for any reason, Supplier nevertheless agrees to continue to supply API to Tonix at the price agreed upon under Section 5(a) above until Tonix gives Supplier written notice that it has qualified an alternative source of supply for the API or for a maximum of one year, which ever is less.

(c)           Survival. The Articles and Sections of this Agreement that by their nature would survive the expiration or termination of this Agreement will survive the expiration or termination of this Agreement, including, but not limited to Sections 2, 6, 7, 8, 9, 11 and 12.

11. Confidentiality.

(a) General.  Each Party (the “Receiving Party”) acknowledges that it will receive Confidential Information (as defined below) from the other Party (the “Disclosing Party”).  All Confidential Information furnished prior to or during the term of this Agreement by or on behalf of a Disclosing Party to a Receiving Party shall be kept confidential by the Receiving Party.  The Receiving Party shall not make use of any such Confidential Information, nor disclose any Confidential Information to any Person, except for purposes authorized by this Agreement, unless previously authorized in writing by the Disclosing Party to do so.  However, the Receiving Party may disclose Confidential Information of the Disclosing Party to its officers, directors and employees who require the Confidential Information for the purposes contemplated by this Agreement, provided such officers, directors and employees are subject to the same obligations of confidentiality as are applicable to the Receiving Party with respect to such Confidential Information and provided further that the Receiving Party shall be fully responsible for the compliance with this Agreement by its officers, directors and employees and to regulatory authorities, including the FDA.  For the purposes hereof, “Confidential Information” shall mean information relating to the API or other proprietary or confidential information, whether in written, electronic, oral or other tangible, or of the Disclosing Party, intangible form, furnished to the Receiving Party.

(b) Permitted Disclosure.  The obligations of confidentiality and nonuse provided in Section 11(a) shall not apply to information which was in the Receiving Party’s lawful possession prior to disclosure hereunder, as shown by its written records, or which comes into the public domain without involvement or fault of the Receiving Party.  Information shall not be construed to be within this exception merely because it is referred to or generally included in disclosures of a broad nature, or because elements or components of confidential information fall within the exception.

12. Dispute Resolution; Arbitration. Any dispute arising from this Agreement shall be finally settled exclusively by arbitration conducted in New York, New York, under the Commercial Arbitration Rules for Large, Complex Disputes and otherwise in accordance with the then existing rules of the American Arbitration Association (“AAA”) by three arbitrators unaffiliated with the parties, using the Expedited Procedures of the Commercial Rules of the AAA, irrespective of the amount in dispute.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction in accordance with the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.  Each Party expressly consents to jurisdiction and venue lying in New York, New York. All fees and expenses of the arbitration shall be borne equally by the parties, except that each Party shall bear the expense of its own counsel, experts, witnesses and preparation and presentation. This Section shall not be construed to limit or preclude either Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief as necessary or appropriate.

13. Miscellaneous.

(a) Independent Contractors.  Supplier and Tonix are unrelated business entities and independent contractors under this Agreement.  Nothing in this Agreement shall be construed to place the parties in the relationship of employer and employee, partners, principal and agent, or joint ventures.  Neither Party shall have the power to bind or obligate the other Party.  Except as expressly stated in this Agreement, neither Party shall hold itself out as representing the other Party.

(b)           Assignment.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the respective parties hereto.  Except in connection with the sale of substantially all of a Party’s assets or stock or otherwise by operation of law in connection with a merger, consolidation or reorganization, neither Party shall assign this Agreement without the express written agreement of the other Party, said consent not being unreasonably withheld or delayed.

(c)           Amendment.  No amendment or modification of this Agreement shall be binding on either Party unless it is in writing and signed by an authorized representative of both parties.  The terms or conditions of any purchase order, order confirmation or other document to release or confirm orders shall not be applicable, except with respect to regular and ordinary order-specific terms, such as dates of delivery or quantities, and in the event of any conflict between any of them and this Agreement, the terms of this Agreement shall govern.

(d)           Notices.  Any notice to be given by either Party shall be in writing, sent by generally recognized overnight delivery courier service (such as DHL or Federal Express) that results in acceptance with a receipt to the attention of CEO in the case of Tonix and to the attention of James G. Schleck in the case of Supplier, at the address of each Party first set forth above or to such other address as a Party shall give notice to the other in like manner, and shall be deemed to have been given or made two (2) business days after so mailed or sent.

(f)           Governing Law; Jurisdiction. This Agreement shall be deemed to have been entered into and shall be governed by and construed under the laws of the State of New York, U.S.A., except that no conflict of laws provision shall be applied to make the laws of any other jurisdiction applicable to this Agreement.

(g)           Entire Agreement. This instrument states the entire agreement reached between the Parties hereto with respect to the transactions contemplated hereby.  Any and all previous agreements and understandings between the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

(h)           Severability.  The provisions of this Agreement shall be deemed severable.  In the event any provision of this Agreement is found in any jurisdiction to be in violation of public policy or illegal or unenforceable in law or equity, such finding shall in no event invalidate any other provision of this Agreement in that jurisdiction, and this Agreement shall be deemed amended to the minimum extent required to comply with the law of such jurisdiction.

(i)           No Waiver.  The failure of either Party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of either such provision or the right of such Party thereafter to enforce each and every provision of this Agreement.

(j)           Counterparts and Fax Signatures.  This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, and all of which shall together constitute one and the same instrument. This Agreement may be executed and delivered by facsimile signatures.

IN WITNESS WHEREOF, Tonix and Supplier have executed this Agreement as of the date first set forth above.

Tonix Pharmaceuticals, Inc.

By: /s/ SETH LEDERMAN
Name: Seth Lederman
Title: President

JFC Technologies LLC

By: /s/ JAMES G. SCHLECK
Name: James G. Schlek
Title: President

APPENDIX A

API	Price
Isometheptene Mucate	$450/kilogram for annual volume of 0 to 499 kilograms $400/kilogram for annual volume of 500 to 2,000 kilograms

The prices above can be adjusted to reflect higher raw material costs if the magnitude of the raw material costs increases by a minimum of ten (10) percent.

APPENDIX B

Specifications

Isometheptene Mucate USP

Property	Specifications

Description	White Crystalline powder

Identification, I.R.	Agrees with the reference spectrum

Residue on Ignition	0.1% Maximum

pH of 5% Solution	6.0 to 7.5

Loss on Drying	1.0% Maximum

Residual Solvents:
Isopropyl Alcohol	0.5% Maximum

Assay	99.0 to 103.0%

Impurities:
Total Impurities	< 0.5%
6-Methyl-5-hepten-2-one (or Methyl Heptenone)	< 0.2%
6-Mwthyl-5-hepten-2-ol	< 0.2%
Unknown single impurity	< 0.1%

Tap Density	0.3 to 0.6 g/ml

Retest Date:    Two years from the date of manufacture

APPENDIX C

Royalties

Royalties:

For Net Sales greater than $5,000,000 in the aggregate, Tonix shall pay Supplier a royalty equal to 4% of Tonix’s Net Sales for Net Sales up to $100,000,000, 3% of Tonix’s Net Sales for Net Sales of  $100,000,000 up to $200,000,000, and 2% of Tonix’s Net Sales for Net Sales equal to or greater than $200.000,000 ; provided, that if the API is covered by one or more United States’ patents owned or controlled by Supplier as listed in the Orange Book, the royalty shall increase to 5% of Tonix’s Net Sales for Net Sales up to $100,000,000, 4% of Tonix’s Net Sales for Net Sales of $100,000,000 up to $200,000,000, 3% of Tonix’s Net Sales for Net Sales of $200,000,000 up to $300,000,000, and 2% of Tonix’s Net Sales for Net Sales of equal to or greater than $300,000,000.

Sublicense Fees:

If Tonix licenses its rights in ICA to a Third Party together with a sublicense to Supplier’s Know-How and Intellectual Property Rights related to the manufacture, use or sale of API, Tonix shall pay Supplier 8% of all revenues Tonix receives for those rights (or 10% of such revenues received if the API is covered by one or more United States’ patents owned or controlled by Supplier listed in the Orange Book), including royalty payments, license fees and milestone payments, but excluding research and development funding, marketing and promotional funding and any consideration received for an equity interest in, extension of credit to or other investment in Tonix or its Affiliates.

Reports; Payment Terms:

Within 60 days of each quarter end of each year following the first commercial sale of ICA, Tonix shall submit to Supplier a written report with respect to the preceding calendar quarter (the “Payment Report”) stating: (i) any Sublicense Fees received from Third Parties during such quarter (as designated above); (ii) the gross sales and Net Sales of ICA sold by Tonix during such quarter; (iii) the currency exchange rates used in determining royalties; and (iv) a calculation of the amounts due to Supplier, if any, specifying the amount of each deduction taken in accordance with the definition of Net Sales.

Simultaneously with the submission of each Payment Report, Tonix shall make payments to Supplier in the amounts due for the calendar quarter covered, if any.

For purposes of computing the royalty payment on sales outside the United States, Net Sales shall be converted to United States dollars in a manner consistent with Tonix’s accounting practices for its own financial reporting purposes, which are in conformity with US Generally Accepted Accounting Principles, provided that such practices use a widely accepted source of published exchange rates.

Tonix shall maintain full and accurate books of accounts and other records in sufficient detail so that License Fees can be properly ascertained and verified.  Such books and records shall be maintained by Tonix for at least three (3) years following the year to which they pertain.  Upon prior written notice, such records shall be open and available for review, during ordinary business hours and not more than once during a year, by Supplier or an independent certified public accountant retained by Supplier and acceptable to Tonix, for the purpose of ascertaining the correctness of payments hereunder and compliance with this Agreement.  Any such inspection or audit shall be at the expense of Supplier; provided, if an inspection reveals a discrepancy is more than five percent (5%) of the amount actually due, Tonix shall reimburse Supplier for the costs of the inspection.